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                                 EXHIBIT 11.01


                   COMPUTATION OF FULLY DILUTED EARNINGS/LOSS
                                   PER SHARE
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                                                                   Exhibit 11.01


                   COMPUTATION OF FULLY DILUTED EARNINGS/LOSS
                                 PER SHARE (1)
                     (In Thousands, Except Per Share Data)


                                                    Three months ended                       Six months ended
                                                         June 30,                                June 30,
                                                   ----------------------                -------------------------
                                                   1993              1994                1993                 1994
                                                   ----              ----                ----                 ----
Net income (loss) as reported                    $(2,494)              512             (4,287)                  864

Preferred stock dividend requirements                397             1,420                794                 2,798
                                                 -------            ------             ------                ------
Fully diluted net loss                           $(2,891)             (908)            (5,081)               (1,934)
                                                 =======            ======             ======                ======

Average number of common shares as
    reported (primary)                             8,485            25,691              8,373                25,690

Additional shares assumed issued:
    Junior Preferred Stock                         5,733                -               5,813                    -
                                                 -------            ------             ------                ------
Average number of common shares-
    fully diluted                                 14,218            25,691             14,186                25,690
                                                 =======            ======             ======                ======

Fully diluted earnings net loss per
    common and common
    equivalent share                               (.20)             (.04)              (.36)                 (.08)
                                                 =======            ======             ======                ======


    (1) This computation is submitted in accordance with Regulation S-K, item 601(b)(11) although it is contrary to paragraph 10 of APB Opinion No. 15 because it produces an anti-dilutive result.